Exhibit 4.1

REMEDYTEMP, INC.

AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT

THE AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT (this “Amendment”) is made as of May 10, 2006 between REMEDYTEMP, INC., a California corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into a Shareholder Rights Agreement, dated as of July 10, 1996 (the “Rights Agreement”) (capitalized terms used in this Amendment but not defined herein shall have the meaning assigned to them in the Rights Agreement); and

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement as provided below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment hereby agree as follows:

1. Amendment of the Rights Agreement.

(a)  Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:

“Notwithstanding the foregoing, none of Koosharem Corporation (“Parent”), RT Acquisition Corp. (“Merger Sub”), nor any of their respective Affiliates shall be deemed an Acquiring Person, and neither a Stock Acquisition Date nor a Distribution Date shall be deemed to occur, and the Rights will not separate from Common Shares of the Company, in each case, by reason of the execution, delivery, performance or consummation of the transactions with Parent and Merger Sub contemplated under the Agreement and Plan of Merger, dated as of May 10, 2006, between the Company, Parent and Merger Sub (including any amendment or supplement thereto, the “Merger Agreement”).”

(b)  The following new Section 35 is hereby added to the Rights Agreement:

“35. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate and be of no further force and effect immediately before, and contingent upon, the effective time of the merger of the Company and Merger Sub pursuant to the Merger Agreement.”

2. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto shall remain in full force and effect in all respects without any modification. By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective and shall be deemed to be in force and effect immediately prior to the execution of the Merger Agreement. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

3. Counterparts. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

4. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

5. Severability. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Remainder of Page Left Blank Intentionally]

The parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

AMERICAN STOCK TRANSFER & TRUST		REMEDYTEMP, INC.
COMPANY

By:	/s/ Herbert J. Lemmer	By:	/s/ Monty A. Houdeshell
Name:	Herbert J. Lemmer	Name:	Monty A. Houdeshell
Title:	Vice President	Title:	Senior Vice President